Exhibit 99.1

Progenics Pharmaceuticals Presents Positive Phase 2 Data for PSMA
ADC in Metastatic Castration-Resistant Prostate Cancer

Novel Antibody-Drug Conjugate Produced Meaningful Tumor Responses, CTC Improvements, and
PSA Reductions in Prostate Cancer Patients Who Failed Androgen Deprivation Therapy

TARRYTOWN, N.Y., Feb. 26, 2015 – Progenics Pharmaceuticals, Inc., (Nasdaq:PGNX) today announced the presentation of the full results from its Phase 2 clinical study of PSMA ADC in patients with metastatic castration-resistant prostate cancer (mCRPC), including new data from the recently completed chemo-naïve cohort.  The data was presented in a poster session and was also selected for inclusion in the ASCO GU Audio Poster Tour at the American Society of Clinical Oncology Genitourinary Cancers (ASCO GU) Symposium, taking place from February 26 – 28, 2015 in Orlando, Florida.

"The full data from this trial provides compelling evidence of the anti-cancer properties of PSMA ADC, with both the surrogate biomarker and radiological data suggesting a meaningful clinical benefit in progressive metastatic castration-resistant prostate cancer," stated Daniel Petrylak, M.D., Professor of Medical Oncology at Yale Cancer Center, Clinical Research Program Leader for the Prostate and Urologic Cancers Program at Smilow Cancer Hospital at Yale-New Haven, and lead investigator on the trial.

"Although advances in androgen deprivation therapy, or ADT, have provided great benefit to prostate cancer patients, treatment options when ADT fails remain limited, which is why the results for PSMA ADC in this patient population are so encouraging. We observed shrinkage of patients' tumors, the conversion of unfavorable levels of circulating tumor cells to favorable levels and the reduction in patients' PSA scores, all of which provide strong evidence of PSMA ADC anti-tumor activity," said Mark Baker, CEO of Progenics.

Mr. Baker continued, "This study also demonstrated that our novel anti-tumor agent not only has activity in men previously treated with chemotherapy, but produces a stronger response in men who haven't received prior chemotherapy.  In addition, we confirmed that levels of PSMA expression can predict response to our drug and have identified several other possible biomarkers that could serve as companion diagnostics."

The Phase 2 trial assessed the anti-tumor activity and tolerability of PSMA ADC, an antibody drug conjugate, in both taxane-experienced and chemo-naïve patients that had progressed following treatment with abiraterone and/or enzalutamide.  In the chemo-naïve cohort, treatment with PSMA ADC reduced tumor size and levels of PSA and CTCs (circulating tumor cells) evidencing strong anti-tumor activity. Among these chemo-naïve patients, one (3%) had a complete radiological response, four (14%) had a partial radiological response, 22 (76%) showed stable disease, and two (7%) experienced progressive disease.

As was observed with the taxane-experienced cohort, the anti-tumor response as measured by PSA and CTCs were generally more prominent in patients with high levels of PSMA expression and low levels of neuroendocrine biomarkers.

Phase 2 Data
The data were presented in a poster titled, "A Phase 2 Study of Prostate Specific Membrane Antigen Antibody Drug Conjugate (PSMA ADC) in Patients with Progressive Metastatic Castration-Resistant Prostate Cancer Following Abiraterone and/or Enzalutamide".

The study enrolled 119 patients with mCRPC that had progressed following treatment with abiraterone and/or enzalutamide, including 84 taxane-experienced patients and 35 chemo-naïve patients. Patients in the trial received PSMA ADC 2.5mg/kg or 2.3 mg/kg intravenously three times weekly for up to 8 cycles. Safety, antitumor activity, and exploratory biomarkers were assessed.  Detailed radiological, CTC and PSA data is included below.

Best Overall Radiologic Response*
	Total Evaluable Patients n=91	Chemo-naïve Patients n=29
Complete Response	1 (1%)	1 (3%)
Partial Response	5 (5%)	4 (14%)
Stable Disease	72 (79%)	22 (76%)
Progressive Disease	13 (14%)	2 (7%)
* At any time point, includes responses where repeat imaging is not available to confirm durability; tumors measured and followed by RECIST 1.1/PCWG2

CTC Responses* – All Patients
	≥50% Decline % (n)	Conversion ≥5 CTC at baseline to < 5 CTC Following Treatment
All Patients (n=77)	78% (60)	47% (36)
High PSMA by CTC (30)	83% (25)	58% (16)
Low NE (38)	82% (31)	55% (21)
High PSMA by CTC & Low NE (16)	94% (15)	75% (12)
High PSMA by IHC (15)	87% (13)	53% (8)
* Includes only patients with ≥5 CTCs at baseline and a post treatment result

CTC Responses* in Chemo-naïve Patients
	≥50% Decline % (n)	Conversion ≥5 CTC at baseline to < 5 CTC Following Treatment
All Patients (n=19)	89% (17)	53% (10)
High PSMA by CTC (9)	89% (8)	56% (5)
Low NE (7)	100% (7)	71% (5)
High PSMA by CTC & Low NE (3)	100% (3)	100% (3)
* Includes only patients with ≥5 CTCs at baseline and a post treatment result

PSA Responses – All Patients
	≥30% Decline % (n)	≥50% Decline % (n)
All Patients (n=113)	30% (34)	14% (16)
High PSMA by CTC (35)	37% (13)	17% (6)
Low NE (50)	40% (20)	22% (11)
High PSMA by CTC & Low NE (19)	53% (10)	32% (6)
High PSMA by IHC (18)	39% (7)	22% (4)

PSA Responses – Chemo-naïve Patients
	≥30% Decline % (n)	≥50% Decline % (n)
All Patients (n=34)	32% (11)	21% (7)
High PSMA by CTC (11)	27% (3)	27% (3)
Low NE (10)	60% (6)	40% (4)
High PSMA by CTC & Low NE (4)	75% (3)	75% (3)

The safety data demonstrated that we have identified an appropriate dose, 2.3 mg/kg, which is generally well tolerated and appears to be better than the 2.5 mg/kg dose.  The most common adverse events were neutropenia, fatigue, electrolyte imbalance, anemia and neuropathy.

About PSMA ADC
PSMA ADC is a fully human monoclonal antibody-drug conjugate designed to deliver chemotherapeutic drug selectively to prostate cancer cells. It does so by targeting the three-dimensional structure of prostate specific membrane antigen (PSMA), a protein that is a clinically validated biomarker of prostate cancer and which is expressed on the surface of prostate cancer cells. The PSMA antibody is linked to monomethyl auristatin E, a chemotherapeutic drug that inhibits cell proliferation by disrupting the cellular "backbone" required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year, and that approximately two million men in the U.S. currently count themselves among prostate cancer survivors.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic which completed a two-cohort phase 2 clinical trial and a small molecule imaging agent that has also completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

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Contact:	Melissa Downs
Investor Relations
(914) 789-2801
mdowns@progenics.com